EXHIBIT 19

                                                       HIGHLIGHTS (UNAUDITED)



                              Three Months Ended June 30,        Six Months Ended June 30,         Twelve Months Ended June 30,

Dollars in thousands,                            % Increase                         % Increase                          % Increase
(except per share amounts)      1997        1996  (Decrease)       1997        1996  (Decrease)       1997         1996  (Decrease)
Revenues and sales          $816,880    $804,453      2      $1,601,185  $1,578,719      1      $3,214,884   $3,138,353      2
Net income                  $173,890    $ 91,908     89      $  275,598  $  175,981     57      $  391,354   $  353,870     11
Primary earnings per average
  common share outstanding      $.92        $.48     92           $1.46        $.92     59           $2.07        $1.85     12

Excluding provision to
  reduce carrying value
  of certain assets, gain
  on disposal of assets
  and other:
  Operating income          $189,033    $180,890      5      $  370,258  $  352,055      5      $  730,108   $  704,712      4
  Net income                $ 97,529    $ 91,908      6      $  190,016  $  177,462      7      $  378,488   $  352,109      7
  Earnings per share            $.52        $.48      8           $1.01        $.93      9           $2.00        $1.84      9

Average common shares
  including equivalents  187,727,000 190,720,000     (2)    187,856,000 190,661,000     (1)    188,965,000  190,413,000     (1)
Annual dividend rate
  per common share             $1.10       $1.04      6
Total assets                                                                                    $5,411,387   $5,373,846      1
Wireline access lines                                                                            1,731,272    1,644,541      5
Wireless customers                                                                                 890,017      707,643     26



                                                   BUSINESS SEGMENTS (UNAUDITED)



                              Three Months Ended June 30,        Six Months Ended June 30,            Twelve Months Ended June 30,

                                               % Increase                          % Increase                          % Increase
(Dollars in thousands)        1997       1996   (Decrease)      1997         1996   (Decrease)      1997         1996   (Decrease)
Revenues and Sales:
  Wireline                $311,294   $289,836       7     $  612,470   $  579,644       6     $1,201,902   $1,172,246       3
  Wireless                 137,711    118,815      16        261,828      226,968      15        509,969      433,005      18
    Total communications   449,005    408,651      10        874,298      806,612       8      1,711,871    1,605,251       7
  Information services     247,613    233,499       6        464,777      460,158       1        963,690      940,286       2
  Product distribution      92,414    126,926     (27)       200,004      238,560     (16)       413,824      456,973      (9)
  Other operations          27,848     35,377     (21)        62,106       73,389     (15)       125,499      135,843      (8)
    Total                 $816,880   $804,453       2     $1,601,185   $1,578,719       1     $3,214,884   $3,138,353       2


Operating Income:
  Wireline                $108,638   $102,519       6     $  214,539   $  207,954       3     $  414,967   $  415,926       -
  Wireless                  44,399     39,243      13         84,087       71,790      17        164,017      138,801      18
    Total communications   153,037    141,762       8        298,626      279,744       7        578,984      554,727       4
  Information services      35,739     35,081       2         69,403       65,047       7         71,391      140,505     (49)
  Product distribution       4,213      6,662     (37)         8,630       13,121     (34)        19,169       26,116     (27)
  Other operations           1,783      3,094     (42)         4,711        5,548     (15)        10,444        8,465      23
  Corporate expenses       (22,613)    (5,709)    296        (27,986)     (11,405)    145        (87,034)     (25,101)    247
    Total                 $172,159   $180,890      (5)    $  353,384   $  352,055       -     $  592,954   $  704,712     (16)




                                          CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)



                                                   Three Months                  Six Months                    Twelve Months
                                                  Ended June 30,               Ended June 30,                  Ended June 30,

(Dollars in thousands,                            1997         1996            1997           1996             1997           1996
 except per share amounts)
Revenues and Sales:
   Service revenues                           $673,957     $624,560      $1,299,771     $1,231,606       $2,593,010     $2,467,510
   Product sales                               142,923      179,893         301,414        347,113          621,874        670,843
   Total revenues and sales                    816,880      804,453       1,601,185      1,578,719        3,214,884      3,138,353

Costs and Expenses:
   Cost of products sold                        93,101      122,719         197,171        231,186          414,441        450,410
   Operations                                  373,218      343,625         713,473        680,042        1,431,057      1,350,123
   Maintenance                                  35,868       37,690          71,752         74,389          144,586        148,136
   Depreciation and amortization               108,813      103,546         215,541        209,538          430,118        422,306
   Taxes, other than income taxes               16,847       15,983          32,990         31,509           64,574         62,666
   Provision to reduce carrying value
     of certain assets                          16,874            -          16,874              -          137,154              -
   Total costs and expenses                    644,721      623,563       1,247,801      1,226,664        2,621,930      2,433,641

Operating Income                               172,159      180,890         353,384        352,055          592,954        704,712

Other income, net                                  590          231              17            777            2,165          1,860
Interest expense                               (31,884)     (31,989)        (63,886)       (66,199)        (128,519)      (136,599)
Gain on disposal of assets and other           155,993            -         172,209         (2,278)         172,209          2,570

Income before income taxes                     296,858      149,132         461,724        284,355          638,809        572,543
Income taxes                                   122,968       57,224         186,126        108,374          247,455        218,673

Net income                                     173,890       91,908         275,598        175,981          391,354        353,870
Preferred dividends                                256          274             514            548            1,037          1,110

Net income applicable to common shares        $173,634     $ 91,634      $  275,084     $  175,433       $  390,317     $  352,760

Primary Earnings per Share                        $.92         $.48           $1.46           $.92            $2.07          $1.85




                                        CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)



                                                       Six Months                Twelve Months
                                                     Ended June 30,             Ended June 30,
(Dollars in thousands)                                1997         1996          1997          1996
Net Cash Provided by Operations                   $306,349     $365,791      $746,740      $749,828

Cash Flows from Investing Activities:
  Additions to property, plant and equipment      (248,305)    (222,911)     (489,095)     (466,524)
  Sale of property                                 151,958       38,687       151,958       166,770
  Purchase of property, net of cash acquired       (40,447)           -       (40,447)            -
  Additions to capitalized software
    development costs                              (32,822)     (30,526)      (80,615)      (58,616)
  Additions to other intangible assets            (146,526)           -      (146,526)            -
  Investments sold (acquired)                      185,827       20,102       183,509         3,649
  Other, net                                       (31,922)      (9,931)      (85,035)      (78,591)

    Net cash used in investing activities         (162,237)    (204,579)     (506,251)     (433,312)

Cash Flows from Financing Activities:
  Dividends on preferred and common stock         (103,234)     (99,019)     (202,310)     (190,167)
  Reductions in long-term debt                     (18,935)    (369,795)      (43,098)     (614,557)
  Preferred stock redemptions and purchases           (493)        (686)         (511)       (1,442)
  Purchase of common stock                         (38,262)           -      (113,866)            -
  Long-term debt issued                             25,070      313,682       111,089       495,461
  Common stock issued                                6,344        3,625         6,243        11,658

    Net cash used in financing activities         (129,510)    (152,193)     (242,453)     (299,047)

Increase (decrease) in cash and
  short-term investments                            14,602        9,019        (1,964)       17,469

Cash and Short-term Investments:
  Beginning of period                               13,874       21,421        30,440        12,971

  End of period                                   $ 28,476     $ 30,440      $ 28,476      $ 30,440




                                              CONSOLIDATED BALANCE SHEETS (UNAUDITED)


                                                    June 30,        Dec. 31,        June 30,
Assets (Dollars in thousands)                         1997            1996            1996
Current Assets:
  Cash and short-term investments                  $   28,476      $   13,874      $   30,440
  Accounts receivable (less allowance for
    doubtful accounts of $21,363, $21,271
    and $19,054, respectively)                        513,071         554,316         552,811
  Materials and supplies                               16,883          17,152          21,040
  Inventories                                          46,687          85,970          88,394
  Prepaid expenses                                     41,251          38,156          24,806
  Total current assets                                646,368         709,468         717,491

Investments                                           764,948         838,651         859,391
Excess of cost over equity in purchased entities
  and other intangibles                               589,203         425,823         480,933

Property, Plant and Equipment:
  Wireline                                          3,841,492       3,827,659       3,682,361
  Wireless                                            630,020         582,707         506,953
  Information services                                504,131         506,905         491,286
  Other                                                12,558          27,618          27,081
  Under construction                                  257,410         169,439         213,456
  Total property, plant and equipment               5,245,611       5,114,328       4,921,137
  Less accumulated depreciation                     2,163,254       2,072,789       1,939,946
  Net property, plant and equipment                 3,082,357       3,041,539       2,981,191

Other assets                                          328,511         343,702         334,840

Total Assets                                       $5,411,387      $5,359,183      $5,373,846




                                                    June 30,        Dec. 31,        June 30,
Liabilities and Shareholders' Equity                  1997            1996            1996
Current Liabilities:
  Current maturities of long-term debt             $   39,754      $   37,798      $   36,967
  Accounts payable                                    195,030         240,570         204,870
  Advance payments and customers' deposits             71,019          78,080          76,490
  Accrued taxes                                        59,273          41,932          50,101
  Accrued dividends                                    52,885          52,440          49,424
  Other current liabilities                           120,712         139,876         111,893
  Total current liabilities                           538,673         590,696         529,745

Deferred Credits:
  Investment tax                                       10,414          12,915          18,742
  Income taxes                                        637,071         661,972         702,084
  Total deferred credits                              647,485         674,887         720,826

Long-term debt                                      1,767,008       1,756,142       1,695,068
Other liabilities                                     230,120         233,896         247,186
Preferred stock, redeemable                             5,974           6,455           6,508

Shareholders' Equity:
  Preferred stock                                       9,186           9,198           9,223
  Common stock                                        186,870         187,200         189,567
  Additional capital                                  266,751         285,779         359,074
  Unrealized holding gain on investments              324,334         351,867         367,242
  Retained earnings                                 1,434,986       1,263,063       1,249,407
  Total shareholders' equity                        2,222,127       2,097,107       2,174,513

Total Liabilities and Shareholders' Equity         $5,411,387      $5,359,183      $5,373,846



                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    ______

1.    Financial Statement Presentation:

      The consolidated financial statements at June 30, 1997 and 1996 and for the three, six and twelve month periods then ended, are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods. Certain prior year amounts have been reclassified to conform with the 1997 financial statement presentation.

2.    Excess of Cost Over Equity in Purchased Entities and Other Intangibles:

      Other intangibles consist of the cost of the Personal
      Communications Services ("PCS") licenses of approximately $146.5 million. The PCS licenses will be amortized on a straight-line basis over 40 years.

3.    Provision to Reduce Carrying Value of Certain Assets:

      During the second quarter of 1997, the Company recorded a pre-tax write-down of $16.9 million to reflect the fair value less cost to sell its product distribution segment's wire and cable subsidiary, HWC Distribution Corp., ("HWC"). The sale of HWC was completed in May. The net income impact of this write-down resulted in a decrease in net income of $11.7 million or $.06 per share for the three, six and twelve months ended June 30, 1997.

      Operating results of the wire and cable subsidiary included in the Company's consolidated results of operations for the three, six and twelve months ended June 30, 1997 and 1996, were as follows:

                                                (Thousands)

                              Three Months       Six Months       Twelve Months
                                 Ended             Ended              Ended
                             1997     1996     1997     1996      1997     1996
      Revenues and sales  $11,317  $44,014  $42,847  $85,331  $114,052 $166,622
      Operating income    $   334  $ 1,706  $ 1,473  $ 4,137  $  5,255 $ 10,023

4.    Gain on Disposal of Assets and Other:

      During the second quarter of 1997, the Company recorded a pre-tax gain of $156.0 million from the sale of a portion of its investment in WorldCom, Inc. common stock. The net income impact from this transaction resulted in an increase of $88.1 million in net income and $.46 in earnings per share for the three, six and twelve month periods ended June 30, 1997. During the first quarter of 1997, the Company recorded a pre-tax gain of $16.2 million from the sale of information services' healthcare operations. The net income impact from this transaction resulted in an increase of $9.2 million in net income and $.05 in earnings per share for the six and twelve month periods ended June 30, 1997.

TO ALLTEL STOCKHOLDERS:


ALLTEL Corporation recently announced its financial results for the period ended June 30, 1997.
    Second quarter earnings per share from operations were 52 cents, compared with 48 cents a year ago, an 8 percent increase. Net income from operations for the second quarter of 1997 was $97,529,000, compared with $91,908,000 in the second quarter of 1996, an increase of 6 percent. Revenues and sales were $816,880,000, compared with $804,453,000 in the corresponding quarter of 1996.
    Earnings per share from operations for the 12 months ended June 30, 1997 were $2.00, compared to $1.84 a year ago, while net income from operations was $378,488,000, compared with $352,109,000 in 1996.
    In the second quarter, ALLTEL recognized a one-time, net after-tax gain of approximately $76 million from the disposition of certain assets.
Including these one-time items, second quarter earnings per share rose 92 percent to 92 cents, and net income rose 89 percent to $173,890,000. As reported in previous quarters, latest 12-month net income for 1997 includes one-time adjustments resulting in net gains after tax of approximately $13 million. Reported earnings per share and net income for the 12 months ended June 30, 1997 were $2.07 and $391,354,000, respectively.
    Wireline operations had strong revenue growth, driven by the success of our new long-distance service as well as the sale of second line access. In addition, we are actively promoting our new Internet access service and have introduced bundled services in one of our major markets.
    Wireless operations produced double-digit growth in revenues and operating income. We had a particularly strong quarter in new customer additions and were successful in maintaining lower levels of fraud, bad debt and churn.
    Information services showed solid growth in revenues due to the sale of expanded services to existing customers and new contracts while the reported growth rate was impacted by the first quarter disposition of our healthcare operations. Operating income reflected continued investment in new market opportunities such as network management and call center services.

ALLTEL Completes Sale Of HWC Subsidiary
ALLTEL announced in May completion of the sale of our HWC distribution subsidiary to Code, Hennessy & Simmons, Inc., an investment firm in Chicago.
    We previously announced our intention to dispose of HWC in October 1996. HWC was one of two companies in ALLTEL's product distribution business. ALLTEL Supply, which provides telecommunications equipment to the communications industry, was unaffected by the sale of HWC.

ALLTEL Installs Virtuoso II In Three PCS Markets For GTE
ALLTEL's state-of-the-art billing and customer care system, Virtuoso II (V-II), has been implemented by GTE in its first three Personal Communications Service (PCS) markets - Greater Cincinnati, Seattle and Spokane.
    All three PCS markets became operational this spring and have successfully completed billing cycles with ALLTEL's V-II.
    V-II is a comprehensive and highly flexible client/server-based software system that provides customer support, service activation, inventory and billing functions in a point-of-sale, desktop format. With V-II in production and operating at several sites, ALLTEL is actively marketing the system domestically and in the international market.

Board Declares Dividends
ALLTEL's Board of Directors declared regular quarterly dividends on ALLTEL's common stock. The 27.5 cent dividend is payable October 3, 1997 to stockholders of record as of September 5, 1997.
    Regular quarterly dividends were also declared on all series of the Company's preferred stock. Preferred dividends are payable September 15, 1997 to stockholders of record as of August 22, 1997.

/s/ Joe T. Ford
Joe T. Ford,
Chairman and Chief Executive Officer
July 24, 1997